SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 6, 2010

Tri-Valley Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-31852	94-1585250
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4550 California Blvd., Suite 600
Bakersfield, California 93309
(Address of principal executive office)

Issuer's telephone number:  661-864-0500

Section 1  Registrant’s Business and Operations

Section 1.01  Entry into a Material Definitive Agreement

On April 6, 2010, Tri-Valley Corporation entered into a Securities Purchase Agreement (the “Agreement”) and related agreements with a group of  institutional investors.  Under the terms of the agreements, the investors purchased 3,846,154 shares of Tri-Valley's common stock at $1.30 per share, for a total of $5.0 million in gross proceeds, and received warrants to purchase up to 2,307,692 shares (the "Warrants") in the aggregate. The Warrants include Series A Warrants to purchase up to 1,153,846 shares of common stock at $1.50 per share for five years and Series B Warrants to purchase up to 1,153,846 shares of common stock at $1.95 per share for seven years.  Subject to certain limitations, the Company may also be obligated to issue to the investors a limited number of additional shares pursuant to certain purchase price share adjustments on July 2, 2010 and December 1, 2010 that may occur dependent upon the then current price of the Company’s common stock in relation to the original issue price.  All of such Warrants contain customary adjustments for corporate events such as reorganizations, splits, dividends, and the exercise prices of all such Warrants are subject to anti-dilution adjustments in the event of additional issuances of common stock below the exercise price then in effect.

The offering of the shares was made pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission and declared effective by the SEC (file no. 333-163442) on March 16, 2010.  Roth Capital Partners acted as financial advisor to the Company in the transaction.

The proceeds of the transaction will be used to drill a Steam Assisted Gravity Drainage (SAGD) injector well on the Company’s Pleasant Valley property, begin production on the Company’s recently acquired Claflin project, for trade payables and working capital, and to defray the costs of the offering.

The description of the private placement herein and related documentation disclosed in this report does not purport to be complete and is qualified in its entirety by reference to the Agreement, the form of the Warrants, which are filed as Exhibits 10.1 and 4.1, respectively, to this report and are incorporated herein by reference.

The Agreement and the Warrant have been attached as Exhibits to this Report to provide information regarding its terms. It is not intended to provide any other factual information about the Company. The Agreement contains representations and warranties that the parties thereto made to, and solely for the benefit of, each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with the execution of the Agreement. Accordingly, potential investors and shareholders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

A copy of the press release announcing the signing of the Agreement is incorporated herein and attached to this report as Exhibit 99.1.

Section 8 – Other Events

Item 8.01                      Other Events

Tri-Valley also announced that it has recently completed the $700,000 cash sale of a surplus steam generator, with a rated heating capacity of 50 million British thermal units per hour, which had been refurbished by its Great Valley Production Services subsidiary.  In addition, Tri-Valley is negotiating the sale of its South Belridge and Shields-Arms leases.  Based on a multiple of current annual net cash flow, the Company expects that the leases could generate an aggregate sales price of between $2.5 and $4.0 million.  However, the actual sales proceeds could vary due to a number of contingencies including, but not limited to, changes in oil and gas prices, future operating results or changes in reserve estimates.  The Company previously had identified these leases as being considered for divestiture in its Annual Report on Form 10-K for the year ended December 31, 2009.

Section 9 – Exhibits

Item 9.01                      Exhibits

Exhibit   4.1                      Form of Warrants
Exhibit   4.2                      Warrant Agent Agreement
Exhibit 10.1                      Securities Purchase Agreement
Exhibit 99.1                      Press Release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2010	TRI-VALLEY CORPORATION /s/ Maston N. Cunningham
Maston N. Cunningham, President and Chief Executive Officer